KEY PLASTICS COMPLETES ACQUISITION OF FOGGINI GROUP

Novi, Michigan, March 31, 1999. Key Plastics L.L.C. ("Key") announced today that it has completed the acquisition of the Foggini group of companies (the "Foggini Group"), headquartered in Turin, Italy. Key made the acquisition through its European holding company, Foggini-Key Europe.

The aggregate purchase price for the Foggini Group was paid in cash and equity interests in Key's European holding company. Key funded the cash portion of the acquisition through borrowings under its amended and restated senior credit agreement.

The Foggini Group is a leader in the design, manufacture, and assembly of plastic injection molded components for most major European automotive original equipment manufacturers and Tier I suppliers throughout Europe, including Alfa Romeo, Citroen, Fiat, Renault, Skoda and Volkswagen. The Foggini Group has a product offering of interior and exterior trim components, such as air louvers, decorative bezels, genuine wood trim, cup holders, door and center console trim that complement Key's existing business.

The acquisition of the Foggini Group adds nine manufacturing facilities to Key's operation spread throughout Italy, France, Switzerland, and the Czech Republic. These facilities, along with Key's existing European facilities in Portugal, France and the United Kingdom will become part of the Foggini-Key European Group. "The Foggini name is known throughout Europe for being the finest in design, quality, and manufacturing," said Christian Coumans, President, Foggini-Key European Group, "We look forward to Foggini complementing our current manufacturing capabilities, as well as adding to our product offering."

For 1998, Foggini expects to report sales of approximately $130 million U.S. dollars. Pro-Forma 1999 Foggini-Key European Group sales will be approximately $250 million with approximately 2000 employees. Key's global presence now includes 38 facilities in 9 countries worldwide, including 33 manufacturing plants, 6 technical centers, 5 sales offices, tool making capabilities in 3 countries, and complete ISO9001 certified laboratories in the U.S. and Europe. All Foggini entities are ISO9001 certified.

"We believe that the addition of The Foggini Group to the Key family puts Key Plastics in the unique position of being the only supplier to have full capabilities for design and manufacture of every value-added plastic trim component used in all major interior trim systems," said Len Griffin, Key Plastics' President and Chief Operating Officer. Process capabilities of Foggini include injection molding, blow molding, painting, assembly, decorating, foaming, and genuine wood trim. In addition, the Foggini Group brings to Key Plastics an exclusive license for a unique "dip print" system for decorating parts.

Key Plastics designs and manufactures highly engineered precision plastic components and subsystems including Interior Trim such as driver information, audio and HVAC components, Under Hood components including pressurized bottles and mass air flow housings, and Exterior Ornamentation including door handles and fuel filler doors. Its World Headquarters and Technical Center is in Novi, Michigan. Key's Novi Headquarters and Plymouth, Michigan Test and Validation Laboratory are ISO9001 certified. All of its manufacturing facilities are QS9000 certified.

                       "GROWTH THROUGH EXCELLENCE"